EXHIBIT 10.1

BOJANGLES’, INC.

RETENTION BONUS PLAN

1. Purpose. This purpose of the Bojangles’, Inc. Retention Bonus Plan (the “Retention Plan”) is to reward certain key employees of Bojangles’, Inc. (the “Company”) for their contributions to the Company and to provide them with an additional incentive to remain with the Company as it works to negotiate and complete a potential corporate transaction.

2. Definitions.

2.1 “Award” means, for any Participant, the retention bonus amount granted to the Participant by the Committee pursuant to a Retention Award Agreement.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Cause” means (i) a Participant’s refusal to comply with any lawful directive or policy of the Company, which refusal is not cured by the Participant within ten (10) days of such written notice from the Company; (ii) the Company’s determination that the Participant has committed any act of dishonesty, embezzlement, unauthorized use or disclosure of confidential information or other intellectual property or trade secrets, common law fraud or other fraud against the Company or any Subsidiary; (iii) a material breach by the Participant of any written agreement with or any fiduciary duty owed to the Company or any Subsidiary; (iv) a Participant’s conviction (or the entry of a plea of nolo contendere or equivalent plea) in a court of competent jurisdiction of a felony or any misdemeanor involving material dishonesty or moral turpitude; or (v) a Participant’s habitual or repeated misuse of, or habitual or repeated performance of Participant’s duties under influence of alcohol, illegally obtained prescription controlled substances or non-prescription controlled substances. Notwithstanding the foregoing, if a Participant and the Company (or any of its Subsidiaries) have entered into an employment agreement or other similar agreement that specifically defines “cause,” then, with respect to such Participant, “Cause” shall have the meaning defined in that agreement.

2.4 “Change in Control” means the occurrence of any of the following events: (i) any Person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of the total power to vote for the election of directors of the Company; (ii) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to fifty (50%) percent or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) or (iii) acceptance by the shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty (50%) percent of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the voting securities outstanding immediately before such share exchange.

2.5 “Change in Control Agreement” means a definitive agreement pursuant to which a Change in Control transaction shall be consummated.

2.6 “Closing Date” means the date of the consummation of a Change in Control pursuant to a Change in Control Agreement.

2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

2.8 “Committee” means the Compensation Committee of the Board.

2.9 “Disability” has the same meaning as set forth in Section 22(e)(3) of the Code.

2.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations thereunder.

2.11 “Good Reason” means a Participant’s termination of employment with the Company as a result of any of the following events: (i) the Company materially reducing the Participant’s base compensation; (ii) the Company materially reducing the Participant’s authority, duties, responsibilities or, with respect to any individual that is subject to Section 16 of the Exchange Act or a Senior Vice-President on the date such individual executes a Retention Award Agreement, the Participant’s upward reporting relationship so that the Participant no longer reports solely and directly to the Chief Executive Officer of the Company; or (iii) the Company’s moving the Participant’s primary office to a location more than forty (40) miles away from the Participant’s then current primary office. The Participant must provide the Company written notice of Good Reason within ninety (90) days after the condition(s) justifying such termination of employment arise(s). Upon receiving such notice, the Company shall have thirty (30) days to cure the condition(s) justifying the Participant’s termination of employment for Good Reason, if curable. If such condition(s) are not cured within such period, the termination of employment for Good Reason shall be effective on the 31st day following receipt of the notice.

2.12 “Participant” means an employee who is selected to participate in this Retention Plan.

2.13 “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association or other entity or association.

2.14 “Retention Award Agreement” means the written agreement required by the Company as a condition of participation in this Retention Plan.

2.15 “Subsidiary” means, in respect of the Company, a subsidiary company as defined in Sections 424(f) and (g) of the Code.

3. Eligibility. The Committee has the sole discretion to determine who shall be eligible to participate in the Retention Plan. Participation in the Retention Plan shall be evidenced by an executed Retention Award Agreement between the Company and the Participant setting forth the amount of the Award, vesting conditions and such other terms and conditions as determined by the Committee in its discretion. The terms of Awards may vary among Participants, and the Retention Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Retention Award Agreements may vary.

4. Administration.

4.1 In General. The Committee has the exclusive right to interpret and administer this Retention Plan, and its determinations shall be final, binding and conclusive on all parties who have an interest therein.

4.2 Powers of the Committee. Subject to the provisions of this Retention Plan and applicable law, the Committee shall have the authority, in its discretion:

4.2.1 to select Participants to whom Awards may from time to time be granted hereunder;

4.2.2 to determine the amount to be paid pursuant to Awards granted hereunder;

4.2.3 to approve forms of Retention Award Agreements for use under the Retention Plan;

4.2.4 to determine the terms and conditions of any Award granted hereunder;

4.2.5 to prescribe, amend and rescind rules and regulations relating to the Retention Plan; and

4.2.6 to construe and interpret the terms of the Retention Plan and any Retention Award Agreements.

5. Vesting and Payment.

5.1 Vesting Conditions. Awards shall be subject to vesting, payment and forfeiture on the terms set forth below, and shall be evidenced by a Retention Award Agreement. Unless otherwise determined by the Committee, as to each Participant, fifty (50%) percent of the Award shall vest and become payable at the Closing Date and fifty (50%) percent of the Award shall vest and become payable on the six-month anniversary of the Closing Date. Subject to Section 5.2 below, a Participant shall vest in each portion of his or her Award only if the Participant has remained continuously employed with the Company through and including the applicable vesting date, and upon a Participant’s termination of employment, any unvested portion of the Award shall be forfeited.

5.2 Termination Without Cause; Termination with Good Reason; Death; Disability. Notwithstanding the foregoing, if on or prior to the six-month anniversary of the Closing Date, a Participant’s employment is terminated: (i) by the Company other than for Cause, (ii) by the Participant with Good Reason or (iii) due to the Participant’s death or Disability, then the Participant’s unvested portion of the Award shall immediately become vested and shall be payable.

5.3 Payment. Each portion of the Award shall be paid to the Participant in a lump sum on the first payroll period following the applicable vesting date. In no event shall any payment be made after March 15 of the year following the calendar year of the applicable vesting date.

6. Code Section 280G. In the event that any payment received or to be received by any Participant pursuant to the Retention Plan or any other plan or arrangement with the Company (each, a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), as determined by an independent certified public accounting firm selected by the Company, the amount of the Participant’s Award shall be limited to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to the Participant, but only if, notwithstanding such limitation, the total Payments, net of all taxes imposed on the Participant with respect thereto, would be greater if no Excise Tax were imposed.

7. Miscellaneous.

7.1 Governing Law. The interpretation, construction and performance of this Retention Plan shall be governed by, construed and enforced in accordance with the laws of the State of Delaware. The invalidity or unenforceability of any provision of this Retention Plan shall not affect the validity or enforceability of any other provision of this Retention Plan, which shall remain in full force and effect.

7.2 Waiver. No failure or delay on the part of the Company in the exercise of any power, right or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise of any such power, right or privilege operate as a waiver. The waiver by the Company of any breach or requirement of any provision of the Retention Plan shall not operate as a waiver of any subsequent breach or requirement.

7.3 Successors and Assigns. The Company shall assign this Retention Plan to any successor to the Company and shall cause such successor to expressly assume and agree to perform the Company’s obligations hereunder.

7.4 No Implied Employment Contract. This Retention Plan shall not be deemed to give any person (whether or not a Participant) any right to be retained in the employ of the Company and its Subsidiaries, nor any right to interfere with the right of the Company and its Subsidiaries to discharge any employee (whether or not a Participant) at any time and for any reason, which right is hereby reserved.

7.5 Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under this Retention Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Retention Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Retention Plan to a Participant who is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.

7.6 Withholding. All Award payments are subject to applicable tax deductions and withholdings and other authorized deductions.

7.7 No Funding of Plan. This Retention Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Awards hereunder. No Participant or other Person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Retention Plan and any such Participant or other Person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Retention Plan.

7.8 Severability. If any provision of this Retention Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Retention Plan shall be construed and enforced as if such provision had not been included.

7.9 Amendment and Modifications. The Company reserves the right to terminate, amend, modify or replace this Retention Plan at any time prior to the consummation of a Change in Control. Notwithstanding the foregoing, the Company may not terminate, amend, modify or replace this Retention Plan or any Award hereunder to the extent that such action would reduce the amount that a Participant is or may become entitled to receive under any individual Retention Award Agreement without the Participant’s prior written consent.

7.10 Compliance with Section 409A. Notwithstanding anything to the contrary contained in this Retention Plan, the payments and benefits provided under this Retention Plan are intended to comply with Section 409A of the Code, and the provisions of this Retention Plan shall be interpreted such that the payments and benefits provided are either not subject to Section 409A or are in compliance with Section 409A. It is also intended that the terms “termination” and “termination of employment” as used herein shall constitute a “separation from service” within the meaning of Section 409A. Anything in this Retention Plan to the contrary notwithstanding, each payment of an Award made to a Participant shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A. Anything in this Retention Plan to the contrary notwithstanding, if a Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Participant’s termination of employment, then any payment or benefit which would be considered “nonqualified deferred compensation” within the meaning of Section 409A that the

Participant is entitled to receive upon the Participant’s termination of employment and which otherwise would be payable during the six-month period immediately following the Participant’s termination of employment will instead be paid or made available on the first day of the seventh month following the Participant’s termination of employment (or, if earlier, the date of the Participant’s death). The Committee may modify the payments and benefits under this Retention Plan at any time solely as necessary to avoid adverse tax consequences under Section 409A; provided, however, that this Section 7.10 shall not create any obligation on the part of the Committee to make such modifications or take any other action.